                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 Armco Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Armco Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              PRELIMINARY COPY
                              ----------------


                                 ARMCO INC.
                              One Oxford Centre
                              301 Grant Street
                          Pittsburgh, PA 15219-1415

                       ------------------------------

                  Notice of Annual Meeting of Shareholders

                               April 22, 1994

                       ------------------------------


     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Armco Inc. will be held at the Pittsburgh Green Tree Marriott, located at 101 Marriott Drive, Pittsburgh, Pennsylvania on Friday, April 22, 1994, at 10:00 a.m., for the following purposes:

     1.  To elect directors.

     2. To consider and vote upon an amendment to the Regulations of Armco to change the range of numbers of directors that may be fixed by the Board of Directors to a minimum of eight and a maximum of thirteen.

     3. If properly brought before the meeting, to vote on a shareholder proposal for an amendment to the Regulations of Armco to limit post-retirement benefits for directors.

     4. To transact such other business as may properly come before the meeting.

     The close of business on February 28, 1994, was fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The proxy statement, which follows, contains more detailed information as to the actions proposed to be taken.

     Your vote is important. Whether or not you plan to attend the meeting, please complete and sign your proxy and promptly return it in the enclosed envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                    By Order of the Board of Directors
                                    Gary R. Hildreth, Secretary


Pittsburgh, Pennsylvania
March ___, 1994

                              PRELIMINARY COPY
                              ----------------

                                 ARMCO INC.
                              One Oxford Centre
                              301 Grant Street
                          Pittsburgh, PA 15219-1415

                          -------------------------
                               PROXY STATEMENT

                       Annual Meeting of Shareholders

                               April 22, 1994

                          -------------------------



                     SOLICITATION AND VOTING OF PROXIES

     The enclosed proxy is being solicited by the Board of Directors of Armco Inc., an Ohio corporation (hereinafter ''Armco'' or the ''Corporation''), with its principal executive offices located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219-1415, for use at the annual meeting of shareholders (the ''Meeting'') of the Corporation to be held on April 22, 1994. This proxy statement and the accompanying proxy were first sent to shareholders of the Corporation on or about March __, 1994.

     The close of business on February 28, 1994, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting. On that date, the Corporation had outstanding and entitled to vote 104,124,974 shares of common stock, $.01 par value (the ''common stock''), 1,697,231 shares of Class A, $2.10 Cumulative Convertible Preferred Stock (the ''$2.10 preferred stock'') and 2,700,000 shares of Class A, $3.625 Cumulative Convertible Preferred Stock (the "$3.625 preferred stock"). Holders of shares of common stock, $2.10 preferred stock and $3.625 preferred stock are each entitled to one vote for each share owned on all matters to come before the Meeting.

     Shares of common stock, $2.10 preferred stock and $3.625 preferred stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the direction indicated on such proxies. Prior to its exercise, a proxy may be revoked by a later proxy received by the Corporation or by giving notice to the Corporation in writing or in open meeting.

     With respect to the election of directors, shareholders may vote for the election of the entire slate or may withhold their vote from the entire slate by marking the proper box on the form of proxy, or may withhold their vote from any one or more individual nominees by striking a line through the name of such nominees in the form of proxy.

     If no direction is given, an executed proxy will be voted FOR the election of each of the nine persons named as nominees, FOR the amendment to the Regulations of Armco (the "Regulations") to change the range of numbers of directors that may be fixed by the Board of Directors to a minimum of eight and a maximum of thirteen and AGAINST the shareholder proposal. If any nominee for election as a director should be unable to serve, the proxy will be voted for a nominee, if any, designated by the Board of Directors. Directors are elected by a plurality of votes cast. Abstentions and broker non-votes will have the same effect as a vote withheld in the case of the election of directors and will have the same effect as a vote against the amendment to the Regulations relating to the range of numbers of directors and the shareholder proposal.

     The Board of Directors does not anticipate that any matters other than those set forth herein will be brought before the Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent provided by applicable law, to vote on such matters.

     Under Ohio law, if any shareholder gives notice in writing to the president, a vice president or the secretary of the Corporation, not less than 48 hours before the time fixed for holding the Meeting, that such shareholder desires the voting for the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power for the election of directors.

     In the event of such an announcement, the persons named as proxies on the enclosed proxy card will use their discretion in exercising such cumulative voting power with respect to the shares represented thereby. Under the cumulative voting method, each shareholder is entitled to the number of votes equal to the number of shares held by such shareholder on the record date multiplied by the number of directors to be elected, and all such votes may be cast for a single nominee or distributed among the nominees as desired. The Corporation intends that such persons named as proxies will (except as otherwise provided by the shareholder submitting such proxy) have discretion to cumulate votes for the election of directors so as to maximize the number of directors elected from among the nominees proposed by the Board.

                            ELECTION OF DIRECTORS


     The Regulations currently fix the minimum number of directors at ten. Pursuant to the current Regulations, the Board of Directors has fixed the number of directors at ten, and nine persons have been nominated to serve as directors of the Corporation until the next Annual Meeting of Shareholders and until their
successors are elected and qualified.   These nominees are named in the
following table, which also sets forth information for each nominee respecting age, principal occupation, business experience during the past five years and certain other information.

     In the event the proposed amendment to the Regulations discussed in "AMENDMENT TO THE REGULATIONS TO CHANGE THE RANGE OF NUMBERS OF DIRECTORS" is not adopted, the Board of Directors will take action to elect one or more additional directors to increase the number of directors to at least the minimum of ten that would be required by the Regulations in such event.



          Age 62; President and Chief Executive Officer of Alleghany Corporation, a holding company. Prior to 1992, Mr. Burns was President and Chief Operating Officer of Alleghany Corporation. A Director of the Corporation since 1992; a member of the Audit Review Committee and Compensation Committee. Also a Director of Alleghany Corporation.

John J. Burns, Jr.


          Age 58; Vice Chairman, Corning Incorporated, a broad-based manufacturing and service company. Senior Vice President, Research & Development Division, Corning Incorporated from 1985 - 1987. A Director of the Corporation since 1989; a member of the Audit Review Committee, Compensation Committee and Corporate Responsibility Committee. Also a Director of Corning Incorporated.

David A. Duke


          Age 64; Retired. Formerly Chairman of the Board and Chief Executive Officer of Business International Corporation, a publishing, consulting and advisory services firm; Deputy Chairman, Kissinger Associates, Inc., an international affairs consulting firm. A Director of the Corporation since 1975; a member of the Audit Review Committee, Executive Committee and Nominating Committee.

John C. Haley


          Age 68; Chairman of the Board, Kansas City Southern Industries Inc., a holding company providing transportation and financial services; retired Chairman of the Board, and formerly Chief Executive Officer, of Sprint Corporation, a supplier of telecommunications services and products. A Director of the Corporation since 1972; a member of the Compensation Committee, Executive Committee and Nominating Committee. Also a Director of Duke Power Company, Hallmark Cards, Inc., Kansas City Southern Industries Inc. and Sprint Corporation.

Paul H. Henson

          Age 69; Retired Chairman of the Board and former President of Ladish Malting Co., a grain malting company. A Director of the Corporation since 1983; a member of the Corporate Responsibility Committee and Nominating Committee.

John H. Ladish


          Age 49; President and Chief Executive Officer, Pittsburgh, PNC Bank, N.A. Also a Director of Eastern Stainless Corporation and Central Bancorporation Inc., a subsidiary of PNC Bank.

Bruce E. Robbins


          Age 66; Retired. Formerly Chairman of the Board and Chief Executive Officer of The Mead Corporation, an integrated manufacturer of paper and forest products and provider of electronic publishing services. A Director of the Corporation since 1985; a member of the Audit Review Committee, Compensation Committee and Executive Committee. Also a Director of DPL Inc., National City Corporation and Perkin-Elmer Corporation.

Burnell R. Roberts


          Age 48; President and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular products. Also a Director of Aloe Holding Company.

John D. Turner


          Age 55; President and Chief Executive Officer of the Corporation. Chief Operating Officer of the Corporation since April 24, 1992, formerly President and Chief Executive Officer of Cyclops Industries, Inc., a producer of flat-rolled stainless and carbon steels, tubular steel products and special alloys. A Director of the Corporation since 1992; a member of the Corporate Responsibility Committee. Also a Director of Alleghany Corporation.

James F. Will


Board of Directors and Committees of the Board

     In 1993, the Board of Directors of the Corporation met 11 times. In addition to the committees described below, the Board of Directors has appointed an Executive Committee and a Corporate Responsibility Committee.

     The Nominating Committee met once in 1993. This committee reviews the qualifications of and recommends individuals for election as directors. It advises on the optimum size and composition of the Board and reviews and defines the responsibilities, duties and performance of the committees of the Board. This committee also reviews and advises the Board on the Corporation's organization and successors for key personnel. This committee will review nominees suggested by shareholders in writing and sent to the attention of the Secretary of the Corporation.

     In accordance with the Regulations, which were approved by the shareholders, shareholders intending to nominate director candidates for election at any annual meeting of shareholders must deliver written notice thereof to the Secretary of Armco not later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Such notice timely given by a shareholder shall set forth certain information concerning such shareholder and his or her nominee(s). The presiding officer at such annual meeting may refuse to acknowledge any nomination not made in accordance with the foregoing and any person not so nominated shall not be eligible for election as a director. Shareholders intending to nominate director candidates for election at the 1995 annual meeting of shareholders must deliver written notice, including specified information, to the Secretary of the Corporation by January 22, 1995.

     The Audit Review Committee met three times in 1993. This committee is responsible for nominating the independent auditors, working with the independent auditors and the internal auditing staff of the Corporation and other corporate officials, reviewing the financial statements of the Corporation, monitoring compliance with corporate policies relating to conflict of interest, business ethics and antitrust and reporting on the results of the audits to the Board, as well as submitting to the Board its recommendations relating to the financial reporting, accounting practices and policies, and financial accounting and operation controls.

     The Compensation Committee reviews, determines and recommends to the Board the principal compensation and benefit programs, including the compensation of executive officers of the Corporation, reviews the Board's delegation of fiduciary responsibility relating to certain benefit plans to the Benefit Plans Administrative Committee and oversees grants under the Corporation's stock option plans and awards under the Corporation's other incentive plans. This committee met five times in 1993. See "EXECUTIVE COMPENSATION -- Compensation Committee Report on Executive Compensation".

     During 1993, no director attended less than 80% of the meetings of the Board and committees on which he served.


Compensation of Directors

     Each director, other than those who are employees of the Corporation or its subsidiaries, is paid a retainer fee of $20,400 a year, plus travel and other expenses incurred in connection with his work for the Corporation. For each Board meeting attended, each such director receives $1,000. For each committee meeting attended, each committee member receives $800 and the committee chairperson receives $1,000. Directors who are employees of the Corporation do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board or committees thereof.


Deferred Compensation Plan For Directors

     The Deferred Compensation Plan for Directors became effective October
1, 1981. Any director, who is not an employee of the Corporation or its subsidiaries, may elect to defer payment of all or any portion of fees earned as a director of the Corporation. Deferred amounts will be hypothetically credited with interest at the 90-day Treasury Bill rate in effect on the first day of each quarter or, at the director's election, will be hypothetically invested in the common stock at the average of the highest and lowest price per share reported on the New York Stock Exchange Composite Transactions Tape for the day on which such amounts are credited to such director's account. A hypothetical investment in the common stock will be credited as if dividends have been paid whenever a dividend is paid on the common stock and shall be accounted for as an additional investment in the common stock. Payment will be made in cash in either a lump sum or in annual installments for a period not to exceed five years with payment usually commencing after a director ceases to be a director of the Corporation.

Pension Plan for Outside Directors

     The pension plan for outside directors became effective June 23, 1989. Under this plan, directors who are not and have not been employees of the Corporation or its subsidiaries, and who retire from the Board at age 65 or above with five or more years of service, will receive an annual pension equal to 100% of the annual retainer fee payable at retirement, for a period equal to the years of service with the Board. There is a maximum benefit period of ten years.


Insurance Coverage for Outside Directors

     The Corporation provides up to $100,000 of group life insurance to any director who is not an employee of the Corporation. The Corporation also provides non-employee directors with $250,000 of accidental death and dismemberment insurance. These insurance benefits terminate upon a director's resignation or retirement from the Board. During 1993, the Corporation paid premiums aggregating $22,092 for this coverage.


             AMENDMENT TO THE REGULATIONS TO CHANGE THE RANGE OF
                            NUMBERS OF DIRECTORS


     The current Regulations provide that the number of directors of the Corporation shall be fixed by a resolution adopted by the Armco shareholders or by the Armco Board, and, if fixed by the Armco Board, that the number of directors shall be not more than sixteen and not less than ten. The Armco Board recommends that the minimum number of directors required and the maximum number of directors permitted if the number of directors is fixed by the Board be reduced at this time to eight and thirteen, respectively. The text of Section 1 of Article II of the Regulations as amended to effect this change would be as follows:

     Section 1. Number. The number of directors of the company shall be as fixed from time to time either (i) by a resolution adopted by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the company or (ii) without action by the shareholders, by a resolution adopted by a vote of a majority of the board of directors then in office which does not raise the number of directors to more than thirteen or lower the number of directors to less than eight.
     The board of directors or the shareholders may fill any director's office that is created by an increase in the number of directors. No reduction in the number of directors shall of itself have the effect of shortening the term of an incumbent director.

     The proposed amendment to the Regulations will permit a range of minimum and maximum numbers of directors that reflects the current and foreseeable size and nature of Armco's business. While the expectation is to maintain the number of directors at nine, the amendment will allow the Armco Board to elect up to four additional directors or, should a vacancy occur on the Board, to reduce the number of directors to eight.

     The adoption of the proposed amendment to Article II, Section 1, of the Regulations requires the affirmative vote of the holders of the majority of the outstanding shares of common stock, $2.10 preferred stock and $3.625 preferred stock, voting together.

     The Board of Directors recommends a vote FOR the proposal to adopt the Amendment to the Regulations relating to the range of numbers of directors that may be fixed by the Board.


                            SHAREHOLDER PROPOSAL


     The Corporation has been advised that a shareholder owning 311 shares of $2.10 preferred stock intends to present the following proposal at the Meeting. The name and address of this shareholder will be furnished by the Secretary of the Corporation, either orally or in writing as requested, promptly upon receipt of any oral or written request therefor.

     RESOLVED, that the text of Section 6 of Article II of the Regulations as amended, be amended to read as follows:

       Section 6. Fees, Etc. Stock, insurance and other benefits paid to outside directors shall be limited to the time served on the board. Upon resignation or retirement all such payments and benefits shall cease.
       Any benefits not paid and accrued to be paid after retirement may be paid as agreed. No pension plan for outside directors will be provided by the Corporation, provided, however, that the Corporation's Pension Plan for outside directors (the "Plan") in effect as of April 22, 1994 shall continue in effect and provide coverage in accordance with the Plan's provisions for the Corporation's outside directors who are either active or retired members of the Corporation's Board of Directors as of April 22, 1994.

     In support of this proposal, the shareholder has submitted the following statement:

       "Purpose of this proposal related to the limiting benefits to outside directors upon either retirement or resignation is simply stated. In my view outside directors are well compensated during their tenures and thus should not encumber the company once they leave the board. In retirement or resignation they no longer contribute to the business of the company."



      STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

     The Board believes that the proposal to amend the Regulations to limit post-retirement benefits for directors is not in the best interests of the Corporation's shareholders. While the Board generally believes that post-retirement benefits for directors should be limited (for example, all insurance benefits for directors terminate upon resignation or retirement from the Board), it also believes it important to have the flexibility to tailor directors' compensation to meet changing conditions. Such compensation may, under appropriate circumstances, include post-retirement benefits.

     The proposed amendment of the Regulations would prevent the Corporation from offering directors any post-retirement benefits, even were the Board, in the exercise of its good faith business judgment, to determine that offering such benefits is necessary or appropriate to achieve the Corporation's goals of securing and retaining over time the most qualified directors available. Accordingly, the Board believes that the proposal, by fixing this limitation in the Regulations, unnecessarily interferes with the Board's flexibility in determining compensation for the Corporation's directors and thus does not serve the interests of the Corporation's shareholders.

     The adoption of this shareholder proposal requires the affirmative vote of the holders of the majority of the outstanding shares of common stock, $2.10 preferred stock, and $3.625 preferred stock, voting together.

     The Board of Directors recommends a vote AGAINST the proposal for an amendment to the Regulations to limit post-retirement benefits for directors.

                           EXECUTIVE COMPENSATION


                         Summary Compensation Table

     Set forth below is certain summary information with respect to the compensation of Armco's chief executive officer, the four other most highly compensated executive officers who were serving as executive officers at December 31, 1993 and one former executive officer who would have been included in the four most highly compensated executive officers (other than the chief executive officer) had such officer been serving at December 31, 1993 (based on amounts reported as salary and bonus for 1993) (the "Named Executives").



                             Annual Compensation               Long-Term Compensation
                     -----------------------------------  ---------------------------------------
                                                                     Awards            Payouts
                                                          --------------------------  ------------------------
                                              Other        Restricted    Securities                All Other
Name                                          Annual       Stock         Underlying      LTIP      Compen-
and Principal                                 Compen-      Award(s)      Options/       Payouts    sation
Position       Year  Salary ($)  Bonus ($)    sation        ($) (1)      SARs (#)         ($)         ($)
- --------------------------------------------------------------------------------------------------------------
R.L. Purdum    1993   591,667     60,000         0                0         80,000          0       39,821 (2)
Chairman &     ----
CEO (3)        1992   550,000          0         0          352,500              0          0       37,063
               ----
               1991   550,000     93,000         0          390,000         65,000          0       37,175
               ----

J. F. Will     1993   495,833     53,000         0                0         65,000          0       30,781 (2)
President      ----
& COO (4)      1992   465,672          0         0                0              0          0       14,225
               ----

R. M. Visokey  1993   244,002    167,829         0                0         16,000          0       16,273 (2)
Executive V.P. ----
Steel          1992    76,668      3,640         0           66,250              0          0        3,100
Operations     ----
(5)

G. R. Hildreth 1993   196,667     20,000         0                0         15,000          0       12,449 (2)
V.P.,          ----
General        1992   174,000     32,604         0           58,750              0          0       10,607
Counsel        ----
& Secretary    1991   168,000     69,300         0                0          7,000          0        7,367
(6)            ----

J. L. Bertsch  1993   175,008     17,500         0                0         11,000          0       10,055 (2)
V.P. and       ----
Treasurer      1992   171,675     21,450         0           94,000              0          0        9,608
               ----
               1991   151,670     56,000         0           33,000         12,000          0        8,482
               ----

R. A. Cushman  1993   161,910     79,755         0                0              0          0      102,675 (2)(7)
V.P., Pres. -  ----
AWGS           1992   185,004     38,850         0           51,250              0          0       11,628
               ----
               1991   163,260     30,087         0           18,000         10,000          0       10,120
               ----

- --------------------------------------------------------------------------------------------------------------

- ---------------------

(1) The value indicated is based on the closing price of the common stock on the date of grant. The aggregate number and value (based on the closing price of the common stock of $6.125 at December 31, 1993) of the restricted shares held by the Named Executives at December 31, 1993 was: Mr. Purdum - 170,000, $1,041,250; Mr. Will - 0, $0; Mr. Visokey - 10,000, $61,250; Mr.
     Hildreth -24,000, $147,000; and Mr. Bertsch - 27,500, $168,438.

(2)  These amounts include:

         (i)   $11,792 for Mr. Purdum, $9,351 for Mr. Will, $8,554 for
               Mr. Visokey, $9,783 for Mr. Hildreth, $8,750 for Mr. Bertsch and $8,096 for Mr. Cushman of matching contributions under the Armco Inc. Retirement and Savings Plan;

         (ii)  $17,791 for Mr. Purdum, $15,359 for Mr. Will, $5,193 for
               Mr. Visokey and $0 for Messrs. Hildreth, Bertsch and Cushman representing contributions allocated to the trust established under the Armco Inc. Executive Supplemental Deferred Compensation Plan in respect of matching contributions not paid to the Armco Inc. Retirement and Savings Plan by reason of Internal Revenue Service limitations; and

         (iii) $10,238 for Mr. Purdum, $6,071 for Mr. Will, $2,526 for
               Mr. Visokey, $2,666 for Mr. Hildreth, $1,305 for Mr. Bertsch and $2,079 for Mr. Cushman for premiums for life insurance benefits provided to them.

(3) Effective January 1, 1994, Mr. Purdum resigned as Chief Executive Officer. Mr. Purdum will retire as an officer of the Corporation effective April 30, 1994. See "Compensation Committee Report on Executive Compensation" below for a discussion of certain retirement arrangements.

(4) Effective January 1, 1994, Mr. Will was elected President and Chief Executive Officer.

(5) Effective March 1, 1994, Mr. Visokey was elected Executive Vice President-Steel Operations.

(6) Mr. Hildreth was elected General Counsel on February 1, 1993. Effective September 1, 1993, Mr. Hildreth was elected Vice President, General Counsel and Secretary.

(7) Effective November 12, 1993, Mr. Cushman resigned from the Corporation upon its divestment of Armco Worldwide Grinding Systems ("AWGS"). The salary shown for Mr. Cushman was paid to him between January 1, 1993 and November 12, 1993. The 1993 bonus shown represents payment for AWGS performance prior to the divestment. "All Other Compensation" includes a $92,500 payment in lieu of a severance payment. In addition, vesting of Mr. Cushman's outstanding restricted stock was accelerated.


Stock Option Plans

     The Corporation has granted and has authority to make future grants of stock options and stock appreciation rights ("SARs") to key employees, including the Named Executives, under stock option plans previously approved by the shareholders. The exercise price of all outstanding options is 100% of the fair market value at the date of grant and SARs have been granted in tandem with all such options through 1991. The exercise of SARs and the form of settlement thereof (i.e., cash, shares of common stock or a combination thereof) are subject to the consent of the Compensation Committee. Stock options were granted to key management, including the Named Executives, during 1993.

     The following table sets forth information with respect to all stock options granted by the Corporation to the Named Executives during 1993.


                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------


                                                                Potential Realizable
                                                                Value at Assumed
                                                                Annual Rates of Stock
                                                                Price Appreciation
                           Individual Grants                    for Option Term (1)
- --------------------------------------------------------------  ---------------------
                  Number of         % of Total
                  Securities        Options/SARs
                  Underlying        Granted to     Exercise
                  Options/SARs      Employees in   or Base       Expiration
       Name       Granted (# )(2)   Fiscal Year    Price ($/sh)  Date        5% ($)      10% ($)
       ----       ---------------   ------------   ------------  ----------  --------    --------
R. L. Purdum        80,000              14.6%        $7.3750      2/26/03    $371,045    $940,283
J. F. Will          65,000              11.9%        $7.3750      2/26/03     301,474     763,980
R. M. Visokey       16,000               2.9%        $7.3750      2/26/03      74,209     188,057
G. R. Hildreth      15,000               2.7%        $7.3750      2/26/03      69,571     176,303
J. L. Bertsch       11,000               2.0%        $7.3750      2/26/03      51,019     129,289
R. A. Cushman            0                 0            --          --              0           0
- -------------------

(1) The total increase in value of all common shares outstanding, based upon the 10-year option term and 5% and 10% compound appreciation assumptions above, would be $482,928,601 and $1,223,813,540, respectively. The Named Executives would realize less than two-tenths of one percent of the total shareholders' appreciation in value.

(2) All options were granted on February 26, 1993 and 25% of each award becomes exercisable on the first anniversary and thereafter on each succeeding anniversary of the date of the grant.

     The following table sets forth information with respect to the options exercised by the Named Executives in 1993 and the unexercised options/SARs held by the Named Executives at December 31, 1993.


                    Aggregated Option/SAR Exercises in Last
               Fiscal Year and Fiscal Year-End Option/SAR Values
               -------------------------------------------------

                                                  Number of
                                                  Securities       Value of
                                                  Underlying       Unexercised
                                                  Unexercised      In-the-Money
                                                  Options/SARs     Options/SARs
                                                  at Fiscal        at Fiscal
                  Shares                          Year End (#)     Year End ($) (2)
                  Acquired                        --------------   ----------------
                  on            Value             Exercisable/     Exercisable/
     Name         Exercise (#)  Realized ($) (1)  Unexercisable    Unexercisable
     ----         ------------  ----------------  --------------   ----------------
R. L. Purdum              -0-               -0-   220,220/80,000        89,375/-0-
J. F. Will            187,123           323,723    62,347/65,000       179,949/-0-
R. M. Visokey             -0-               -0-       -0-/16,000           -0-/-0-
G. R. Hildreth          7,000            19,250    21,200/15,000         1,313/-0-
J. L. Bertsch             -0-               -0-    35,300/11,000        16,500/-0-
R. A. Cushman          15,000            28,750    12,600/-0-              -0-/-0-

- -----------------

(1) Calculated by determining the difference between the exercise price(s) and the average of the high and low price of the common stock as reported on the New York Stock Exchange Composite Transactions Tape on the date(s) of exercise.

(2) Calculated by determining the difference between the exercise price and the closing price of the common stock as reported on the New York Stock Exchange Composite Transactions Tape at December 31, 1993 ($6.125 per share).


1993 Long-Term Incentive Plan

     At the April 23, 1993 Annual Meeting, the shareholders approved the adoption of the 1993 Long-Term Incentive Plan. The following table provides information with respect to performance share awards granted in 1993 to the Named Executives under the Corporation's 1993 Long-Term Incentive Plan. The award recipient earns the right to receive a portion or all of such contingent shares at the end of the performance period based on Armco's performance on operating cash flow return on investment approved by the Board of Directors at the beginning of the performance period and subject to change by the Board if it deems appropriate. Such awards will be paid in shares of common stock. The award recipient has no rights as a shareholder with respect to the contingent shares awarded until such shares, if any, are issued and distributed at the end of a performance period. If a participant's active employment ends during a calendar year because of retirement, disability or death, the participant or his or her beneficiary will receive a pro rated portion of the award, if any, from the performance period that concludes at the end of such year, based on performance over the entire year. Awards from performance periods that pay out in future years are forfeited. If a participant's active employment ends for any other reason prior to the completion of any performance period, awards for such period will be forfeited.


                     Long-Term Incentive Plans -- Awards in Last Fiscal Year
                     -------------------------------------------------------


                                         Performance
                             Number of   or Other
                             Shares,     Period
                             Units       Until Matu-            Estimated Future Payouts under
                             or Other    uration or              Non-Stock Price- Based Plans
                                                         -------------------------------------------
        Name                 Rights (#)  Payout          Threshold ($)   Target ($)(3)    Maximum ($)
        ----                 ----------  ------          -------------   -------------    -----------

R. L. Purdum(2)                150,000   4 years           183,750         551,250          918,750
J. F. Will                     130,000   4 years           159,250         477,750          796,250
R. M. Visokey                   30,000   4 years            36,750         110,250          183,750
G. R. Hildreth                  27,500   4 years            33,688         101,063          168,438
J. L. Bertsch                   25,000   4 years            30,625          91,875          153,125
R. A. Cushman                        0      N/A               N/A             N/A              N/A

- ------------------------

(1) Contingent shares were awarded at the beginning of a four-year performance period. An Executive earns the right to receive 20% of his or her award based upon achievement of the threshold level of operating cash flow return on investment over the four-year period 1993 through 1996. An Executive earns the right to receive further percentages, up to the Maximum of 100%, based upon the amount by which the operating cash flow return on investment for such period exceeds the threshold level. The estimated future payouts are based on the closing price of the common stock as reported on the New York Stock Exchange Composite Transactions Tape on December 31, 1993 ($6.125 per share).

(2) See "Compensation Committee Report on Executive Compensation" below regarding the adjustments to be made upon Mr. Purdum's retirement.

(3)  The Target is the mid-point between the Threshold and Maximum.

Pension Plans

     Under the Armco Inc. Noncontributory Pension Plan ("NCPP"), a pension is payable upon retirement if an employee has reached age 65 and has at least five years of service, or upon an earlier termination of service if various stated conditions are satisfied. Depending upon the employee's average annual earnings during the highest 60 consecutive months in the last 120 months of service, an employee may qualify for a higher pension amount under either of two NCPP pension formulas. Average annual earnings under the NCPP generally include those amounts reported under "Annual Compensation" and "All Other Compensation" in the Summary Compensation Table above, except that imputed income resulting from group term life insurance premiums paid by the Corporation is included only for years prior to 1991. No pension of $40,000 per year or more may exceed 70% of the employee's average annual earnings or the maximum (the ''maximum limitation'') permitted under Section 415 of the Internal Revenue Code.
Messrs. Purdum, Will, Hildreth, Bertsch and Cushman have 31, 12, 23, 29 and 28 years of continuous service, respectively, under such plans. Although Mr. Visokey does not participate in the NCPP, he participates in the Armco Inc. Minimum Pension Plan discussed on page 13. Although Mr. Cushman is no longer employed by the Corporation and will not accrue any additional years of service for purposes of the NCPP, he continues to be eligible for a pension under the NCPP.

     The following table shows the maximum annual pension benefits payable under the NCPP as in effect for both corporate staff and employees of the Corporation as of January 1, 1994, at age 65, before applying the maximum limitation. The benefits shown are computed on the basis of salary and length of service and are before deductions of Social Security payments.



                              Pension Plan Table
                              ------------------



Average Annual
Earnings During
Highest 5 Con-                                            Years of Service
secutive Years      ---------------------------------------------------------------------------------------------
   in Last 10
Years of Service    5 Years          10 Years          15 Years  20 Years  25 Years  30 Years  35 Years  40 Years
- ----------------    -------          --------          --------  --------  --------  --------  --------  --------

    $200,000         $15,750          $ 31,500         $ 47,250  $ 63,000  $ 78,750  $ 94,500  $110,250  $126,000
     300,000          23,625            47,250           70,875    94,500   118,125   141,750   165,375   189,000
     400,000          31,500            63,000           94,500   126,000   157,500   189,000   220,500   252,000
     500,000          39,375            78,750          118,125   157,500   196,875   236,250   275,625   315,000
     600,000          47,250            94,500          141,750   189,000   236,250   283,500   330,750   378,000
     700,000          55,125           110,250          165,375   220,500   275,625   330,750   385,875   441,000
     800,000          63,000           126,000          189,000   252,000   315,000   378,000   441,000   504,000


     The Corporation has established the Armco Inc. Minimum Pension Plan
("MPP") for key executives, including the Named Executives, whose participation has been approved by the Board of Directors to provide benefits for executives who retire on or after age 55, with at least five years of service as an MPP member and ten years of service with the Corporation; or prior to age 55, with at least five years of service as an MPP member and thirty years of service with the Corporation; or at age 65, with five years of service as an MPP member. Elected officers will receive an aggregate minimum pension of 45% or 50% of the officer's average annual earnings, which include base salary, bonuses, the Corporation's contributions to the Armco Inc. Retirement and Savings Plan (corresponding generally to the amounts reported under "Annual Compensation" and "All Other Compensation" in the Summary Compensation Table above) and, for years prior to 1991, imputed income resulting from group term life insurance premiums paid by the Corporation. For those who retire prior to age 62, this benefit is payable at age 62. Such individuals may elect to receive payments at or after age 55 in an actuarially reduced amount. This plan will pay directly any difference between the amounts shown above and the maximum pension allowed by law to be paid from a tax-qualified pension plan.

     If 1993 employment were continued until mandatory retirement at age 65 at their 1993 rates of remuneration, Messrs. Purdum, Will, Visokey, Hildreth and Bertsch would receive yearly pensions of $360,483, $260,361, $115,986, $111,377, and $117,948, respectively, under such plans. Mr. Cushman would receive $83,067.


Severance Arrangements

     Armco's severance policy, which is applicable to each of the Named Executives, provides a minimum severance pay of twelve months' base salary, plus additional months (up to a maximum of 24) of pay based on a combination of age and service.

     In addition, Armco has agreements with each of the Named Executives providing for certain benefits upon actual or constructive termination of employment, or termination of employment by reason of disability, death or an employee's resignation under certain circumstances, generally following a "change in control" of Armco, as defined in the agreements. Under these agreements, Armco has reserved the right to terminate employment for "cause", as defined in the agreements, without the payment of such benefits. Generally, upon the occurrence of an event which triggers these benefits, an employee would be entitled to a lump sum payment based upon such employee's base salary, bonus and other incentive compensation paid during the calendar year preceding the termination, and continuation for two years of coverage under Armco's welfare benefit plans, including life, health and other insurance benefits. The agreements also provide, in the event of a change in control and termination of employment, for (i) a cash payment in exchange for each employee's outstanding stock options in an amount equal to the difference between the option price and the higher of the per share market value of the common stock on the date of termination and the average value of the consideration per share paid to Armco shareholders in the transaction resulting in the change in control and (ii) the lapse, immediately upon the change in control, of all restrictions applicable to restricted share awards.


Insurance

     Upon the occurrence of an extended illness or accident, key employees, including the Named Executives, are provided payments equal to their then base salary plus any applicable cash bonus for 12 months. Thereafter, the Corporation will provide such individuals with long-term disability payments in an amount equal to 60% of their base salary at the time such disability occurred. Such payments will continue until age 65, at which time payments cease.

     The Corporation provides all exempt salaried employees with group term life insurance equal to 24 times an employee's monthly base salary except that, for exempt salaried employees who were employed on or before December 31, 1989, this insurance equals the greater of 30 times the employee's monthly base salary as of December 31, 1989, or 24 times the employee's monthly base salary at the time of death. At retirement, the coverage is reduced to 50% of the active amount until age 65, and then reduced to 35% of the active amount. Certain key employees, including Messrs. Purdum, Bertsch and Hildreth, could purchase supplemental coverage equal to 18 times their monthly base salary as of January 1, 1987, at a cost equal to the amount of imputed income allocated to such individual under the Internal Revenue Code. Unlike the amount of the group term life insurance provided to all employees, there is no decrease in the amount of coverage for such key employees after retirement. Participation in this plan was frozen as of January 1, 1987. Mr. Visokey is not eligible for this plan.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is composed of independent directors (see "Compensation Committee Interlocks and Insider Participation in Compensation Decisions"). The Committee is responsible for reviewing, determining and recommending to the Board the annual salary, short-and long-term incentive compensation, stock awards and other compensation of the executive officers of the Corporation. This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation in 1993.

     The Committee's review and determination of executive compensation generally includes consideration of the following factors: (a) industry, peer group and national compensation surveys, (b) past and future performance contributions of each executive officer to corporate performance, (c) the overall performance of the Corporation, both separately and relative to similar companies in the steel industry, (d) historical compensation levels and (e) recommendations of independent compensation consultants with respect to compensation competitiveness. Under the direction of the Committee, the Corporation has developed a compensation strategy designed to compensate its executives on a competitive basis relative to specific performance targets and comparable to other companies in the steel industry, including companies that are not included in the S&P Steel Index, the five-year cumulative total shareholder return of which is graphically depicted under "Performance Graph" below. Those companies, and the other companies surveyed by the Corporation for their compensation policies, were selected for comparison on the basis of industry similarities. The S&P Steel Index alone was not considered exclusively for comparison because it does not broadly represent the specialty steels industry. The compensation program is intended to (a) attract and retain key executives critical to the long-term success of the Corporation, (b) facilitate the Corporation's short- and long-term planning process, and, most importantly,
(c) reward executives for long-term strategic management and the enhancement of shareholder value.

     Compensation for each of the Corporation's executive officers, including the Named Executives, consists of a fixed base salary and variable components, including both short- and long-term incentive compensation, as well as certain compensation under corporate benefit plans available generally to corporate officers. At the beginning of each year, an annual salary and performance incentive plan for each of the Corporation's executive officers, other than the Chief Executive Officer ("CEO"), is developed and prepared by the Corporation's human resources staff under the direction of the CEO and submitted for consideration by the Committee. The Committee reviews and fixes the CEO's compensation based on criteria similar to those considered for all executives, as well as an assessment of his past and future contributions in leading Armco toward its objectives of becoming the leading, low-cost domestic producer of specialty steels and achieving improved long-term financial and operating results.

     In evaluating the performance and setting the compensation of executive officers in 1993, the Committee considered the factors described above. In determining incentive compensation, it also took into account improvement in the Corporation's historical market share in the specialty steel segment, Armco's strategic market. The Committee also considered management's successful completion of the divestment of several non-strategic assets during 1993, the downsizing and consolidation of corporate staff functions in Pittsburgh, Pennsylvania, the successful completion of a senior debt offering and implementation of an aggressive strategy to control future health care costs for active employees and retirees. Based on these factors and accomplishments, the Committee believes that Armco's executive management made substantial and objective progress toward achieving the Corporation's overall objectives described above.

     Base Salary.  Armco's base salary is designed to recognize the sustained
     -----------
and cumulative efforts toward achieving the Corporation's objectives that its executives have demonstrated. The base salary is a remuneration for services provided. The levels of base salary for 1993 were determined primarily by competitive conditions and were fixed at levels which are below competitive amounts paid to executives with comparable qualifications at a broad range of industrial companies, as reported by Hay Management Consultants Salary Surveys. In addition, the Committee considered specific steel industry compensation survey data and fixed 1993 salaries at or about the median level for comparably sized steel companies. Although the Named Executives changed in 1993, the aggregate salaries for the top five executives in 1993, including the CEO, increased only $.1 million to $1.7 million compared to the $1.6 million paid in 1992 to the top five executives. Of the Named Executives, Messrs. Purdum, Will, Visokey and Hildreth received increases in base salary from the prior year in recognition of their strong performance discussed below and increased responsibilities associated with their new executive positions.

     Short-Term Incentives.  Short-term incentives are paid to recognize
     ---------------------
performance that is related to the achievement of key financial and operating goals that have been established for a fiscal year. These short-term incentives are set at or about the middle of the range of short-term incentive bonuses paid to executives at the steel companies surveyed by Armco. Since short-term incentives should generally reflect one year contributions, the size of the payments may vary considerably from year to year, depending on performance. At the beginning of each year, performance goals for the purposes of determining annual incentive compensation are established. These goals are objective, measurable and controllable by the respective executive. The executives are paid an annual bonus based on achieving these annual goals. Reduced bonuses may be paid to the executives, in the discretion of the Committee, if the executives fail to achieve their financial goals, but attain certain non-financial strategic objectives, whether or not identified at the beginning of the year.

     For 1993, the Committee approved specific return on investment goals for each operating unit based on its approved annual operating plan and a specific net income goal for the Corporation's performance. The financial goals provided 65% of the executive's targeted incentive opportunity. In addition, the Committee approved specific strategic and operating goals, including both qualitative and quantitative measures, such as market share, productivity initiatives, working capital and safety performance improvements. Achievement of these goals provided the remaining 35% of the executive's targeted incentive opportunity. The total of each executive's targeted incentive opportunity is based upon a percentage of base salary, which percentage is based on the comparative compensation data described above.

     While the Corporation did not realize the threshold net income goal for 1993, the Committee reviewed the achievement of specific goals, including divestment of non-strategic assets, consolidation and relocation of the corporate headquarters, and the consummation of the senior debt offering by Messrs. Purdum, Will, Hildreth and Bertsch, and recognized them accordingly with a 10% incentive payment. Messrs. Visokey and Cushman achieved their return on investment goals for Armco Advanced Materials Company and Worldwide Grinding Systems, respectively, and received their targeted incentive payments.

     Long-Term Incentives.  The Committee recognizes long-term incentive
     --------------------
compensation as the key component of the total pay package linking executive pay and corporate performance. At Armco, long-term incentive compensation is intended to link the interests of its executives with the interests of Armco's owners, its shareholders. Long-term incentive awards are targeted at or about the middle of the range of long-term incentive compensation paid to executive officers by the steel companies surveyed by Armco for their compensation policies. In establishing its competitive position, Armco considers the frequency and award size of the surveyed companies, as well as the prior grants awarded to the Named Executives.

     In 1993, the Committee approved the grant of stock options and performance share awards to the Named Executives and other key managers in the Corporation. With the assistance of an outside compensation consultant regarding typical industry practices on percent of pay targets for long-term incentive awards, the Committee approved the grant of contingent performance share awards detailed in the table under "Executive Compensation -- 1993 Long-Term Incentive Plan", above. Performance shares are designed to pay out when the executives have provided the shareholders with an acceptable return on their investment over a prolonged period of time. Contingent shares were awarded at the beginning of a four-year period. An executive earns the right to receive 20% of his or her award based on achievement of the threshold level of operating cash flow return on investment over the four-year period 1993 through 1996. An executive earns the right to receive further percentages, up to the maximum of 100%, based on the amount by which the operating cash flow return on investment for such period exceeds the threshold level.

     No payments were made to the Named Executives in 1993 for performance share awards in 1991 under the prior long-term incentive plan since the Corporation failed to meet the three-year (1991-93) performance goals established for the performance share awards.

     Chief Executive Officer's 1993 Compensation.  As set forth in the Summary
     -------------------------------------------
Compensation Table, Mr. Purdum's 1993 total compensation was $691,488, a 26% decrease from the $939,563 he earned in 1992. For 1993, Mr. Purdum earned $591,667 in base salary, $60,000 in recognition of his leadership role in the divestment of non-strategic assets and $39,821 in all other compensation.

     In determining Mr. Purdum's 1993 compensation, the Committee considered the various factors applied to compensation of all executive officers and discussed above. After reviewing competitive salary information and his performance in repositioning the Corporation in the specialty steels industry, the Committee approved a 9% increase for Mr. Purdum effective March 1, 1993. Mr. Purdum also had the opportunity to earn an annual incentive bonus targeted at 55% of his annual base salary, which is the middle of the range of annual incentives available to chief executive officers of the surveyed companies. Although the Corporation did not achieve its net income objective, the Committee recognized Mr. Purdum's leadership role in achieving several non-financial goals, including the sale of non-strategic assets, refinancing of debt and consolidation of the Corporate Headquarters in Pittsburgh, and awarded him $60,000, approximately 10% of his annual base salary.

     The Committee believes that increasing the variable component percentage of the compensation paid to the CEO clearly links the financial interest of the CEO to that of its shareholders. It is for this reason that the Committee elected in early 1993, prior to Mr. Purdum's decision to retire, to tie Mr. Purdum's compensation to the longer-term goals of the Corporation and its shareholders and awarded him 80,000 stock options and 150,000 contingent performance shares under the 1993 Long-Term Incentive Plan. Like all executive officers, the amounts of Mr. Purdum's option and performance share awards were based on industry competitive levels.

     The Committee acknowledges the potential impacts of the recent Internal Revenue Code Section 162(m) change, which limits a publicly held corporation's allowable deduction for a covered employee's applicable employee remuneration at $1 million for a taxable year. Armco's short-term incentive plans are very specific in the achievement of financial objectives. The Corporation continues to refine non-financial objectives to insure they reflect measurable results. The Corporation's base salary and short-term incentive opportunities are such that the Named Executives are not likely to exceed the $1 million deduction limit. In addition, Armco's 1993 Long-Term Incentive Plan is in compliance with the performance-based compensation requirements of Section 162(m) with the possible exception of the specific limitation by individuals with regard to the number of stock option and/or stock appreciation rights.

     At the December 3, 1993 meeting of the Board of Directors, Mr. Purdum and the Board agreed that he would step down as Chief Executive Officer of the Corporation effective January 1, 1994. In subsequent discussions, Mr.

Purdum and the Board also agreed that he would continue as Chairman of the Board through the Annual Shareholders meeting on April 22, 1994, at which time he would not stand for reelection. Mr. Purdum has elected to retire from the Corporation on April 30, 1994. In order to provide for an orderly transition of executive responsibilities, as well as transition of external relationships, the Board of Directors has entered into a consulting agreement with Mr. Purdum, which will pay him $200,000 for the balance of 1994. As is the practice with retiring executives, the Board also approved the waiver of restrictions on all his outstanding restricted stock shares. In addition, the Board approved the vesting of his 1993 performance share award contingent on the Corporation achieving the performance levels specified under the plan, which will be determined at the conclusion of the performance cycle in 1996.

                            The foregoing report has been approved by all members of the Committee.

                                       Burnell R. Roberts, Chairman
                                       John J. Burns, Jr.
                                       Dr. David A. Duke
                                       Paul H. Henson



Compensation Committee Interlocks and
Insider Participation in Compensation Decisions

     The Compensation Committee consists of Burnell R. Roberts, Chairman;
John J. Burns, Jr., David A. Duke and Paul H. Henson, all of whom are independent outside directors. Mr. Burns, President and Chief Executive Officer of Alleghany Corporation, has been a director and a member of the Committee since April 24, 1992. Mr. Will, President and Chief Executive Officer of the Corporation, has been a director of Alleghany Corporation since June 16, 1992.


Performance Graphs

     The following Performance Graph compares the five-year cumulative total shareholder return (assuming reinvestment of dividends) of the common stock, the S&P 500 Index and the S&P Steel Index.



                             [GRAPH APPEARS HERE]
                        COMPARISON OF CUMULATIVE RETURN
              AMONG ARMCO, S&P 500 INDEX AND S&P STEEL INDEX

Measurement period                           S&P 500     S&P STEEL
(Fiscal year Covered)           ARMCO        Index       Index
- ---------------------           --------     --------    --------
Measurement PT -
12/31/88                        $ 100        $ 100       $ 100

FYE 12/31/89                    $ 110        $ 132       $  97
FYE 12/31/90                    $  56        $ 128       $  81
FYE 12/31/91                    $  58        $ 166       $ 100
FYE 12/31/92                    $  73        $ 179       $ 131
FYE 12/31/93                    $  67        $ 196       $ 172


                                 MISCELLANEOUS


Information on the Auditors

     On the recommendation of the Audit Review Committee, the Board of Directors has appointed Deloitte & Touche to examine the financial statements of the Corporation for the fiscal year ending December 31, 1994 and to perform other appropriate accounting services.

     Representatives of Deloitte & Touche are expected to be present at the Meeting and will be given the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


Stock Ownership

     The following table sets forth information as to stock ownership of directors and executive officers of Armco as of February 28, 1994.

                                                   Shares of
                                                   Common Stock
                                                   Beneficially
Name                                               Owned  (1)(4)
- ----                                               -------------

James L. Bertsch.................................      66,814
William B. Boyd..................................       4,000 (1)
John J. Burns, Jr................................      29,698 (2)(3)
Owen B. Butler...................................       1,000
David A. Duke....................................       1,000
Robert A. Cushman................................       7,500
John C. Haley....................................       1,000
Paul H. Henson...................................       1,000
Gary R. Hildreth.................................      33,188
John H. Ladish...................................     159,000
Robert L. Purdum.................................     437,379
Burnell R. Roberts...............................       1,250
Robert M. Visokey................................      14,000
James F. Will....................................     276,624 (3)

All Directors and Executive Officers as a Group
   (18 persons including those named above)......   1,124,931


(1) No director or executive officer beneficially owns more than 1% of the total shares of common stock. The shares that are beneficially owned by all directors and executive officers as a group constituted 1.08% of the total shares of common stock outstanding. No director or executive officer owns any shares of $2.10 preferred stock, $3.625 preferred stock or $4.50 Cumulative Convertible Preferred Stock, except Mr. Boyd, who owns 2,000 shares of $2.10 preferred stock and 2,000 shares of the $4.50 Cumulative Convertible Preferred Stock. Except as noted below, each director or executive officer has sole voting power and sole investment power with respect to those shares listed as beneficially owned by such director or executive officer.

(2) Mr. Burns disclaims beneficial ownership of 1,209 shares held by his wife, 200 shares held by his wife as custodian for his daughter.

(3) Mr. Burns and Mr. Will are directors, and Mr. Burns is President and Chief Executive Officer, of Alleghany Corporation. As set forth under "MISCELLANEOUS -- Stock Ownership", Alleghany Corporation beneficially owned 5,643,554 shares of common stock as of November 10, 1992. Mr. Burns and Mr. Will disclaim beneficial ownership of such shares.

(4) For the executive officers and directors indicated, the shares shown as beneficially owned include the number of shares such persons had the right to acquire within 60 days after February 28, 1994, pursuant to employee options granted by the Corporation: Mr. Purdum - 240,200 shares, Mr. Will - 78,624 shares, Mr. Bertsch - 38,050 shares, Mr. Hildreth - 24,950 shares, Mr. Visokey -4,000 shares, Mr. Cushman - 7,500 shares and all directors and executive officers as a group - 413,074 shares. The shares shown also include any shares allocated as of such date to the person's accounts under the Armco Inc. Retirement and Savings Plan. The numbers of shares beneficially owned under this plan, in the aggregate, for the persons indicated are as follows: Mr. Purdum - 27,099 shares, Mr. Will - no shares, Mr. Bertsch - 264 shares, Mr. Hildreth - 238 shares, Mr. Visokey - no shares, Mr. Cushman - no shares and all directors and executive officers as a group - 33,329 shares. The numbers of restricted shares owned subject to restrictions under Armco's long-term incentive plans for the persons indicated are as follows: Mr. Purdum - 137,500 shares, Mr. Will - no shares, Mr. Bertsch - 23,250 shares, Mr. Hildreth -16,000 shares,
     Mr. Visokey - 10,000 shares, Mr. Cushman - no shares and all directors and executive officers as a group - 228,250 shares. The executive officers have no voting, dividend or any other rights with respect to shares subject to options under stock option plans until the options are exercised. Subject to the restrictions under Armco's long-term incentive plans, the recipients have all rights of a shareholder with respect to the restricted shares awarded thereunder, including the right to vote and receive all dividends and other distributions paid or made with respect thereto.

     The following table lists the beneficial ownership of common stock and $3.625 preferred stock with respect to all persons known by the Corporation to be the "beneficial owners" (as defined in Securities and Exchange Commission Rule 13d-3) of more than 5% of any such class. Except as indicated, the information is as of December 31, 1993 and is based on reports filed with the Securities and Exchange Commission. The percentage of the outstanding shares of each class owned by each such person or entity is based on the outstanding shares of such class as of December 31, 1993.


Title of     Name and Address      Number of Shares     % of Outstanding
Class        of Beneficial Owner   Beneficially Owned   Shares of Class
- --------     -------------------   ------------------   ----------------

Common      Alleghany Corporation
            Park Avenue Plaza
            New York, NY 10055           5,643,554 (1)            5.5%

Common      Dietche & Field
            Advisers, Inc.
            437 Madison Avenue
            New York, NY 10022           5,564,950 (2)            5.4%

Common      Norwest Corporation
            Norwest Center
            Sixth and Marquette
            Minneapolis, MN 55479       15,175,549 (3)           14.4%

Common      T. Rowe Price
            Associates, Inc.
            100 East Pratt Street
            Baltimore, MD 21202          6,532,945 (4)            6.3%


Title of    Name and Address          Number of Shares      % of Outstanding
Class       of Beneficial Owner       Beneficially Owned    Shares of Class
- --------    -------------------       -------------------   ----------------

$3.625       Putnam Investments, Inc.
Preferred    One Post Office Square
             Boston, MA 02109              380,250 (5)              14.1%

$3.625       Norwest Corporation
Preferred    Norwest Center
             Sixth and Marquette
             Minneapolis, MN 55479         204,200 (3)               7.6%

$3.625       Neuberger & Berman
Preferred    605 Third Avenue
             New York, NY 10158            167,200 (6)              6.69%

$3.625       Reliance Financial
Preferred    Services Corporation
             Park Avenue Plaza
             55 East 52nd Street
             New York, NY 10055            390,000 (7)               8.9%

____________

(1) The reported beneficial ownership is as of November 10, 1992. The beneficial owner reported that it had sole voting and investment power as to 5,643,355 shares, shared voting power as to 199 shares, as to which beneficial ownership is disclaimed, and shared investment power as to no shares.

(2) The reported beneficial ownership is as of June 30, 1992. The beneficial owner reported that it had sole voting power and no investment power as to all of the shares beneficially owned.

(3) The reported beneficial ownership is indirectly through Norwest Corporation's subsidiaries, Norwest Colorado, Inc. and Norwest Bank Denver, N.A. (collectively with Norwest Corporation, "Norwest"). The shares of common stock reported as beneficially owned include 18,600 shares issuable upon conversion of shares of $2.10 preferred stock beneficially owned, 204,200 shares issuable upon conversion of shares of $3.625 preferred stock beneficially owned and 800 shares issuable upon conversion of shares of the $4.50 preferred stock shown as beneficially owned. Norwest reported that it had sole voting power as to 13,047,709 shares (including 1,127,334 of the shares issuable upon conversion of $2.10, $3.625 and $4.50 preferred stock), shared voting power as to 88,574 shares (including 7,874 of the shares issuable upon conversion of $2.10 preferred stock), sole investment power as to 15,146,947 shares (including 1,403,272 of the shares issuable upon conversion of $2.10 and $3.625 preferred stock) and shared investment power as to 6,026 shares (including 4,826 shares issuable upon conversion of $2.10 preferred stock). Norwest reported that the shares of $3.625 preferred stock reported as beneficially owned include 165,000 shares as to which the beneficial owner had sole voting power, 204,200 as to which it had sole investment power and no shares as to which it had shared voting or investment power. Norwest disclaims beneficial ownership of all the shares of common stock and $3.625 preferred stock reported as beneficially owned .

(4) Disclosed to the Corporation as owned of record by a subsidiary, T. Rowe Price Trust Company, Inc. (the "Trust Company"), as trustee of the trust for some of the Corporation's benefit plans, including the Armco Inc. Retirement and Savings Plan and the Armco Inc. Thrift Plan for Hourly Employees, and the Trust Company's nominees. The Corporation believes that for purposes of the reporting requirements of the Securities Exchange Act of 1934, both T. Rowe Price Associates, Inc. and the Trust Company are deemed to be beneficial owners of the reported securities; however, both T. Rowe Price Associates, Inc. and the Trust Company expressly disclaim that they are, in fact, the beneficial owners of such securities.

(5) The reported beneficial ownership is indirectly through Putnam Investments, Inc.'s wholly owned investment advisors, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., and through The Putnam Fund for Growth and Income (collectively with Putnam Investments, Inc., "Putnam"). Putnam reported that it had sole voting power as to no shares, shared voting power as to 1,700 shares, sole dispositive power as to no shares and shared dispositive power as to 380,250 shares. Putnam Investments, Inc. and Marsh & McClennan Companies, Inc., of which Putnam Investments, Inc. is a wholly owned subsidiary, each disclaim beneficial ownership of such shares and state that neither of them has any power to vote or dispose of, or direct the voting or disposition of, such shares.

(6) The beneficial owner reported that it had sole voting power as to 120,800 shares, shared investment power as to 167,200 shares and no shared voting or sole investment power as to any shares.

(7) The beneficial owner reported that it had sole voting and investment power as to all of the shares beneficially owned.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and officers, and persons who own beneficially more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in common stock and other equity securities of the Corporation. Officers, directors and greater-than ten-percent beneficial owners are required by Rule 16a-3(e) under the Exchange Act to furnish the Corporation with copies of all reports that they file pursuant to Section 16(a).

     To the Corporation's knowledge, based solely upon a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all
Section 16(a) filing requirements applicable to the Corporation's officers, directors and greater-than-ten-percent beneficial owners were complied with, except that one transaction report, relating to two transactions, was filed late by James F. Will, President and Chief Executive Officer, one transaction report, relating to one transaction, was filed late by Gary R. Hildreth, Vice President, General Counsel and Secretary, and one transaction report, relating to one transaction, was filed late by Robert A. Cushman, former Vice President (President, Armco Worldwide Grinding Systems).


Shareholder Proposals

     Any proposals of shareholders intended to be presented at the 1995 annual meeting must be received by the Corporation by November ___ 1994, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition, as set forth above under ''ELECTION OF DIRECTORS -- Board of Directors and Committees of the Board", shareholders intending to nominate director candidates for election at the 1995 annual meeting must deliver written notice, including specified information, to the Secretary of Armco at its address set forth on the first page of this proxy statement by January 22, 1995.

Proxy Solicitation

     The cost of soliciting proxies from the shareholders of the Corporation will be borne by the Corporation. Proxies may be solicited by mail, personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their charges and expenses incurred in connection therewith.

     The Corporation has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to assist in the solicitation of proxies by such methods. Georgeson & Company Inc. will receive for such services a fee of $12,000 plus out-of-pocket expenses and disbursements. Certain directors, officers and regular employees of the Corporation may also solicit proxies by such methods without additional remuneration therefor.



                                  By Order of the Board of Directors
                                  GARY R. HILDRETH, Secretary


March ___, 1994

                         (Map & Directions)

     ARMCO INC.
     Annual Shareholders' Meeting

     Pittsburgh Green Tree Marriott
     101 Marriott Drive
     Pittsburgh, Pennsylvania 15205
     April 22, 1994, at 10:00 a.m.

     Are there any questions you would
     like to have addressed at the
     Annual Meeting or in the First
     Quarter Report to Shareholders?


     ------------------------------------------------------------------------


     ------------------------------------------------------------------------


     ------------------------------------------------------------------------


     ------------------------------------------------------------------------


     ------------------------------------------------------------------------


     ------------------------------------------------------------------------

                              PRELIMINARY COPY
                              ----------------

                                 ARMCO INC.

The undersigned hereby appoints James F. Will, Paul H. Henson and Gary R. Hildreth, and each or any of them, proxies, with full power of substitution, to represent and to vote all shares of common stock and/or preferred stock of Armco Inc. held of record by the undersigned on February 28, 1994, at the annual meeting of shareholders to be held on April 22, 1994, and at any adjournment thereof, notice of which meeting together with the related proxy statement has been received. The proxies are directed to vote the shares the undersigned would be entitled to vote if personally present upon the matters set forth, including:

1.  Authority to vote for the election of directors:

    FOR all nominees listed below             WITHHOLD AUTHORITY to vote

              [_]                                          [_]

                  (except as marked to the contrary below)

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

1.  John J. Burns, Jr.       2.  David A. Duke         3.  John C. Haley
4.  Paul H. Henson           5.  John H. Ladish        6.  Bruce E. Robbins
7.  Burnell R. Roberts       8.  John D. Turner        9.  James F. Will


2. To consider and vote upon an amendment to the Regulations of Armco Inc. to change the range of numbers of directors that may be fixed by the Board of Directors to a minimum of eight and a maximum of thirteen.

          For                Against               Abstain

          [_]                  [_]                   [_]

The Board of Directors recommends a vote FOR item 2.

3. If properly brought before the meeting, to vote on a shareholder proposal for an amendment to the Regulations of Armco Inc. to limit post-retirement benefits for directors.

          For                Against               Abstain

          [_]                  [_]                   [_]


The Board of Directors recommends a vote AGAINST item 3.

4. For the transaction of such other business as may be properly brought before the meeting.

                         (Continued on Reverse Side)
PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
               PLEASE  DO NOT  FOLD  OR  MUTILATE  THIS  CARD.



IF NO CHOICE IS SPECIFIED THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE AMENDMENT TO THE REGULATIONS TO CHANGE THE RANGE OF NUMBERS OF DIRECTORS THAT MAY BE FIXED BY THE BOARD OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL. THIS PROXY DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW, INDICATING OFFICIAL POSITION OR REPRESENTATIVE CAPACITY (SUCH AS EXECUTOR, TRUSTEE, GUARDIAN, ETC.) WHERE APPLICABLE. IF SHARES ARE HELD JOINTLY, ALL THE HOLDERS MUST SIGN THIS PROXY.


                                         Dated __________________________, 1994




                                          X ___________________________________
                                                        Signature


                                          X ___________________________________
                                                        Signature


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------

    3,4 Photos of the Nominees for Director appear above each respective name on pages 3 and 4.

     17                The Preformance Graph appears on page 17.

     23 A map and directions showing the location of the Pittsburgh Green Tree Marriott, site of the Annual Meeting, appears on page 23